CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2018 with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of Reading International, Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of the said reports in the Registration Statements of Reading International, Inc. on Forms S-8 (File No. 333-36277, File No. 333-53684, File No. 333-112069, and File No. 333-167101).

/s/ GRANT THORNTON LLP

Los Angeles, CA

March 15, 2018